Tidal ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 272 and No. 273 to the Registration Statement on Form N-1A of Tidal Trust I and to the use of our report dated April 29, 2024 on the financial statements and financial highlights of SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF and SoFi Enhanced Yield ETF, each a series of Tidal Trust I. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 24, 2025